Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Natus Medical Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,196,399,507.02	(1)	.0000927	$110,907	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,196,399,507.02
Total Fees Due for Filing				$110,907
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$110,907

(1)
Aggregate number of securities to which transaction applies: As of May 16, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 35,818,082, which consists of (a) 34,582,882 shares of common stock (including company restricted stock) entitled to receive the per share merger consideration of $33.50; (b) 169,548 shares of common stock underlying company stock options entitled to receive the per share merger consideration of $33.50 minus any applicable exercise price; and (c) 1,065,652 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $33.50.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 16, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 34,582,882  shares of common stock (including company restricted stock) and the per share merger consideration of $33.50; (b) the product of 169,548 shares of common stock underlying company stock options and $12.82 (which is the difference between the per share merger consideration of $33.50 and the weighted average exercise price of $20.68); and (c) the product of 1,065,652 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $33.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.